COACHMEN INDUSTRIES, INC.

STOCK AWARD AGREEMENT
This STOCK AWARD AGREEMENT (the "Agreement") is entered into as of the 25th day of November, 2008, between COACHMEN INDUSTRIES, INC., an Indiana corporation (the "Company"), and _______________ ("Employee").

WHEREAS, the Coachmen Industries, Inc. Board of Directors has authorized the Compensation Committee of the Board of Directors (the "Committee")to award company stock to directors, officers and key employees pursuant to the Coachmen Industries, Inc. 2000 Omnibus Stock Incentive Program (the "Omnibus Plan") attached hereto as Exhibit "A";

WHEREAS, the Committee has determined to advance the interests of the Company and its shareholders by affording certain employees of the Company an opportunity to acquire or increase their proprietary interest in the Company by the issuance of stock under the Omnibus Plan;

WHEREAS, the Company has entered into the Asset Purchase Agreement dated as of the 20th day of November, 2008 by and among Forest River, Inc., Consolidated Leisure Industries, LLC, Coachmen Recreational Vehicle Company, LLC, Viking Recreational Vehicle, LLC, Coachmen RV Group West Coast Regional Operations Center, LLC, Michiana Easy Livin' Country, LLC and Coachmen Industries, Inc. ("Forest River Transaction Agreement").

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

1. Grant of Stock Award. The Company in conjunction with the execution of this Agreement hereby agrees to issue to the Employee _______ shares of the Company's common stock (the "Shares"), subject to the vesting requirements listed herein and contained in paragraph 2.

2. Terms of Vesting

(a) Except as provided in (b) below, the Shares shall be forfeited:  (i) if the Employee ceases to be employed by the Company for any reason, prior to November 25, 2010; or (ii) if the Forest River Transaction does not close pursuant to the Terms of the Forest River Transaction Agreement.

(b) Notwithstanding the foregoing, Employee shall become fully vested in the Shares if:  (i) his/her employment terminates as a result of his/her death or disability; or (ii) the Company undergoes a Change of Control as defined in Section 10 of the Omnibus Plan.

(c) Any Shares forfeited under paragraph 2.(a) above shall terminate and become null and void.  To further this end, the employee agrees to sign the stock power attached as Exhibit B hereto ("Stock Power") and to allow the Company to hold the Shares and the Stock Power until all restrictions in paragraph 2(a) lapse.  If the Employee has not forfeited his or her Shares, the Company will release the signed Stock Power and the Shares to the employee when the restrictions in paragraph 2(a) lapse.

(d) Prior to vesting, the Employee shall be entitled to vote the unvested Shares and to receive all distributions made with respect to the unvested Shares.

3. Limitation Upon Transfer. Prior to vesting, the Shares shall not be transferred, assigned, pledged, or hypothecated (whether by operation of law or otherwise), and shall not be subject to execution, attachment, or similar process. Upon any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of the Shares contrary to the provisions in this Agreement, or upon the levy of, or any attachment or similar process upon, the Shares, the Shares shall immediately become null and void.

4. Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the remaining provisions, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

5. Entire Agreement; Modification. This Agreement and the Omnibus Plan contain the entire agreement among the parties with respect to the Shares and shall supersede all other prior agreements, negotiations, writings, and conversations. Any change or modification of this Agreement shall be made in accordance with the provisions of the Omnibus Plan.

6. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand or mailed by certified mail, return receipt requested, postage prepaid, or by simultaneous fax transmission, as follows:

(a) If to the Company:

    Coachmen Industries, Inc.
    c/o Richard M. Lavers
    2831 Dexter Drive
    Elkhart, Indiana 46514

(b) if to the Employee:

        To the address then currently on file in the Employee's personnel file.

or to such other address as any party shall have previously specified in writing to the other.

7. Benefit - Successors. This Agreement shall be binding upon and shall operate for the benefit of the Company and the Employee and his or her respective executors, administrators or legal representatives.

8. Section 83(b) Election.  Prior to December 24, 2008, the Employee may elect to include the value of the Shares in the Employee’s gross income in 2008 by filing an election under Section 83(b) of the Internal Revenue Code.  A copy of this election is attached as Exhibit C.  If the Employee makes this Section 83(b) election the Employee agrees to provide the Company with a copy of the election within 5 business days after making the election.

9. Construction.  The Agreement shall be construed in a manner consistent with the provisions of the Omnibus Plan.  In the event of any inconsistency between the Agreement and the Omnibus Plan, the provisions of the Omnibus Plan will override the inconsistent language contained in the Agreement.

IN WITNESS WHEREOF, parties have executed this Agreement as of the date and year first above written.

COACHMEN INDUSTRIES, INC.	EMPLOYEE

By:

Its: